UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) December 20, 2010

FNB UNITED CORP.
(Exact Name of Registrant as Specified in its Charter)

North Carolina	0-13823	56-1456589
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

150 South Fayetteville Street, Asheboro, North Carolina	27203
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code	(336) 626-8300

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 20, 2010, FNB United Corp. received a written notice from The Nasdaq Stock Market indicating that FNB United is not in compliance with Rule 5450(b)(1)(C), the market value rule, because the market value of its publicly held shares was below $5,000,000 for the 30 consecutive business days ended December 17, 2010.  Rule 5810(c)(3)(D) provides FNB United with 180 calendar days, or until June 20, 2011, to regain compliance with the market value rule.  If at any time during this 180-day grace period the market value of FNB United’s publicly held shares closes at $5,000,000 or more for a minimum of 10 consecutive days, Nasdaq will send to FNB United written confirmation of compliance.

If FNB United does not regain compliance with the market value rule by June 20, 2011, it will receive written notification from Nasdaq that its common stock is subject to delisting.  Alternatively, FNB United may consider applying for a transfer to The Nasdaq Capital Market.  To pursue this alternative, FNB United will need to submit an application to transfer its common stock to The Nasdaq Capital Market prior to June 20, 2011.

As reported in its current report on Form 8-K dated August 2, 2010, FNB United received notification from Nasdaq that it is not in compliance with Rule 5450(a)(1), the bid price rule.  The 180-day grace period to achieve compliance with the bid price rule will expire on January 31, 2011.  FNB United may be eligible for an additional grace period if it meets the initial listing standards, with the exception of bid price, for The Nasdaq Capital Market and submits an application to transfer its common stock to that market.  In light of its market value and bid price rule deficiencies, FNB United is reviewing its alternatives, including the transfer of its common stock to The Nasdaq Capital Market and delisting.

The notices from Nasdaq have no effect at this time on the listing of FNB United common stock on The Nasdaq Global Select Market, where it trades under the symbol “FNBN.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FNB UNITED CORP.

Date: December 23, 2010	By /s/ Mark A. Severson
Mark A. Severson
Executive Vice President